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                                                                  Exhibit 3(iii)


                Amendment to By-Laws of Chateau Community, Inc


Article I, Section 8 of the By-Laws of Chateau Communities, Inc. is hereby amended to read in its entirety as follows:

Section 8.  PROXIES.  An authorized stockholder may vote the stock owned of
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record by him, either in person or by proxy authorized by the stockholder or by his duly authorized attorney in fact. A stockholder may authorize another person to act as proxy by transmitting, or authorizing the transmission of, an authorization of the person to act as proxy to (i) the person authorized to act as proxy; or (ii) any other person authorized to receive the proxy authorization on behalf of the person authorized to act as the proxy, including a proxy solicitation firm or proxy support service organization. The authorization may be transmitted by a telegram, cablegram, datagram, electronic mail, or any other electronic or telephonic means. Any such proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy. A proxy is revocable by a stockholder at any time without condition or qualification unless the proxy states that it is irrevocable and the proxy is coupled with an interest. A proxy may be irrevocable for so long as it is coupled with an interest. The interest with which a proxy may be coupled includes an interest in the stock to be voted under the proxy or another general interest in the Corporation or its assets or liabilities.